Company Contact:
Laby Wu, Chief Financial Officer, Director of Investor Relations
Puda Coal, Inc.
Tel:   +86-10-6439-2405
Email: labywu@gmail.com
Web:   http://www.pudacoalinc.com

Investor Relations Contact:
Crocker Coulson, President	Elaine Ketchmere, Partner
CCG Investor Relations	Tel: +1-310-954-1345
Tel: +1-646-213-1915	Email: elaine.ketchmere@ccgir.com
Email: crocker.coulson@ccgir.com	Web: www.ccgirasia.com

FOR IMMEDIATE RELEASE

Puda Coal Signs Agreements to Acquire Remaining Coal Mines under
Pinglu Project Phase II

TAIYUAN, SHANXI PROVINCE, China, January 3, 2011 – Puda Coal, Inc. (NYSE Amex: PUDA) (“Puda Coal” or the “Company”), a supplier of high grade metallurgical coking coal used to produce coke for steel manufacturing in China and a consolidator of twelve coal mines in Shanxi Province, today announced that Shanxi Puda Coal Group Co. Ltd (“Shanxi Coal”), a 90% subsidiary of Puda Coal, entered into coal mining rights and mining assets transfer agreements with three coal mines located in Pinglu County, Shanxi Province, on December 28, 2010, Pinglu County Anrui Coal Industry Co., Ltd., Pinglu County Chuntouao Coal Mine and Pinglu County Xiapingcun Coal Mine.

On September 28, 2009, Shanxi Coal was approved by the Shanxi provincial government to consolidate certain coal reserves in Pinglu County, Yuncheng City, Shanxi Province (“Pinglu Project”). The assigned coal reserves are owned by eight coal mines with good operating track record prior to their mandatory shut down under the Shanxi province Coal Mine Consolidation Program and Xiapingcun Coal, a permanently closed small mine with a mining area of 0.7 square kilometers.

Pursuant to the agreements, Shanxi Coal will pay an aggregate purchase price of RMB 250,000,000 (approximately $37.43 million) for Anrui Coal, RMB 140,000,000 (approximately $20.96 million) for Chuntouao Coal, and RMB 61,200,000 (approximately $9.16 million) in cash, of which RMB 18,530,000 ($2.77 million) for Xiapingcun Coal.

Under each agreement, Shanxi Coal agrees to pay 50% of the purchase price within three days of signing, 40% of the purchase price within 30 days after assets transfer is completed and the mining permits and property deeds are transferred, and the remaining 10% of the purchase price six months after the mining permits and property deeds are transferred. Anrui Coal, Chuntouao Coal and Xiapingcun Coal will be responsible for canceling or terminating their respective employment contracts (or labor relationships) with their staff, paying all unpaid wage, premium and welfare expenses, and bearing all of the expenses caused by the cancellation or termination of the employment contracts.

Upon completion of the transfer of the mining rights and mining assets under the above agreements, Chuntouao Coal will be closed down and its underground coal reserves together with the reserves of Xiapingcun Coal will be consolidated into Anrui Coal. These coal reserves include higher quality thermal coal and coking coal.

Shanxi Coal plans to place all the purchased assets of Anrui Coal, Chuntouao Coal and Xiapingcun Coal into Shanxi Pinglu Dajinhe Anrui Coal Industry Co., Ltd., a newly established project company. Dajinhe Anrui Coal is one of the three project companies set up by Shanxi Coal in connection with Phase II of the Pinglu Project. After consolidation and improvements, Dajinhe Anrui Coal’s annual capacity will be 900,000 metric tons. The Company expects to complete the consolidation and restructuring within twelve months after the closing of the asset acquisitions.

Phase II of Pinglu Project will be co-developed by Shanxi Coal, Mr. Zhao Ming and Mr. Gao Jianping (the “co-developers”) based on the Investment Cooperation Agreement signed on August 1, 2010. Under the Investment Cooperation Agreement, Shanxi Coal, Mr. Zhao and Mr. Gao will each contribute 40%, 30% and 30%, respectively, of the total investment needed for the consolidation and construction of Pinglu Project Phase II. The parties will share the profits based upon the above investment contribution percentages and bear the risks and losses in connection with the project which will be limited by the amount of investment contributed by each party. The co-developers authorized Shanxi Coal to control and manage Phase II of the Pinglu Project.

“We have now successfully acquired two coal mines of Phase I of the Pinglu Project, four coal mines under Phase II of the Pinglu Project and entered into definitive agreements to acquire the remaining coal mines under Phase II of Pinglu Project. In addition, we entered into an agreement to purchase the coal reserves and assets of Xiapingcun Coal, which will enable us to acquire all the coal reserves under the Pinglu Project. Our project team continues to make significant progress with the application process for construction permits and we look forward to commencing construction and restructuring,” commented Mr. Liping Zhu, CEO of Puda Coal.

About Puda Coal, Inc.

Puda Coal, through its subsidiaries, supplies premium high grade metallurgical coking coal used to produce coke for steel manufacturing in China. The Company currently possesses 3.5 million metric tons of annual coking coal capacity. The Company is in the process of adding coal mining operations to its business, as an acquirer and consolidator and acquirer of coal mines in Shanxi Province. On September 30, 2009, Shanxi Coal, a 90% indirect subsidiary of the Company, was appointed by the Shanxi provincial government as an acquirer and consolidator of eight thermal coal mines located Pinglu County in southern Shanxi Province. Shanxi Coal plans to consolidate the eight coal mines into five, increasing their total annual capacity from approximately 1.1 million to 3.6 million metric tons. Shanxi Coal received another approval by the Shanxi provincial government to consolidate four additional coking coal mines into one coal mine in Huozhou County. After the completion of the consolidation, the Jianhe project is expected to increase the total annual capacity from 720,000 metric tons to 900,000 metric tons, according to the Shanxi provincial government's approval. For more information, please visit http://www.pudacoalinc.com.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, our ability to acquire and consolidate the remaining target coal mines are subject to, among other things, the risks and uncertainties relating to the market and geological condition, due diligence, negotiation for definitive agreements, etc. which are beyond our control; our success in executing the strategy of entering coal mining sector will depend on our management's ability and capacity to execute our strategy and manage the coal mine operations. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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